CONTACT:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CFNB THIRD QUARTER NET EARNINGS UP 41%

LOANS DOUBLED WHILE TOTAL ASSETS ARE UP 25% FROM YEAR EARLIER

IRVINE, CALIFORNIA, April 21, 2015 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced that net earnings for the third quarter ended March 31, 2015 of $1.7 million increased 41% from $1.2 million for the third quarter of fiscal 2014. For the nine months ended March 31, 2015, net earnings of $7.7 million were up 48% from $5.2 million reported for the first nine months of fiscal 2014. Diluted earnings per share for the third quarter of fiscal 2015 of $0.16 per share were up 41% from $0.11 per share for the third quarter of fiscal 2014, while diluted earnings per share for the first nine months of fiscal 2015 of $0.74 were 48% above $0.50 per share reported for the same period of the prior fiscal year.

The increase in third quarter earnings is due to a $1.0 million or 119% increase in commercial loan income and higher non-interest income related to gains recognized from the sale of leases. The stronger growth in nine month net income includes the pre-tax recovery of $2,743,920 from the settlement of claims filed in a TFT-LCD (thin-film transistor liquid display) products antitrust case recognized during the second quarter of fiscal 2015. Third quarter 2015 net income includes the impact of income taxes accrued at 38.5% compared to 33.0% in the third quarter of fiscal 2014, while for the nine months, fiscal 2015 taxes are accrued at 38.5% compared to 37.3% in the nine months ended March 31, 2014.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending March 31,				Nine Months Ending March 31,
(dollars in thousands)	2015		2014		2015		2014
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$56,554	0.20%	$52,006	0.15%	$52,758	0.18%	$66,485	0.15%
Investment securities	61,062	2.21%	30,929	3.66%	50,019	2.53%	38,661	3.59%
Commercial loans	203,926	3.79%	95,905	3.67%	171,871	3.70%	82,813	3.95%
Net investment in leases	301,380	4.63%	327,990	4.47%	310,448	4.71%	331,574	4.49%
Total interest-earning assets	$622,922	3.72%	$506,830	3.83%	$585,096	3.82%	$519,533	3.78%
Interest-bearing liabilities
Deposits	$416,798	0.95%	$335,391	0.87%	$389,399	0.94%	$339,892	0.90%
Borrowings	26,858	0.32%	-	0.00%	16,092	0.31%	-	0.00%
Total interest-bearing liabilities	$443,656	0.91%	$335,391	0.87%	$405,491	0.91%	$339,892	0.90%
Net interest spread (1)		2.81%		2.96%		2.91%		2.88%
Net interest margin (2)		3.07%		3.25%		3.18%		3.20%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

Total interest income for the third quarter of fiscal 2015 increased 19% to $5.8 million from $4.8 million during the third quarter of the prior year. The increase was primarily due to higher commercial loan income offset slightly by lower finance income. Commercial loan income increased by $1.05 million on a 113% increase in average loan balances to $203.9 million and an 11 basis point improvement in yield to 3.79%. A decrease of $174,500 in finance income reflected an 8.1% decrease in the average investment in leases to $301.4 million offset by a 16 basis point improvement in average yield to 4.63%. Investment interest income increased by $63,100 as average investment balances almost doubled from $30.9 million to $61.1 million but average yields fell to 2.21% from 3.66%, contributing to a reduction in the overall yield on cash and investments by 22 basis points to 1.24% for the quarter ended March 31, 2015.

During the third quarter of fiscal 2015, interest expense on deposits and borrowings increased by $285,250, or 39%, reflecting a 32% increase in average balances to $443.7 million and a 5 basis point increase in the average interest rate paid to 0.91%.  The average rate paid during the third quarter benefitted from increased borrowings from the Federal Home Loan Bank Board (FHLB) at an average rate of 0.32% that offset an increase in average deposit costs from 0.87% to 0.95%.

The Company made a $100,000 provision for credit losses during the third quarter of fiscal 2015, which compared to no provision made during the quarter ending March 31, 2014. The third quarter 2015 provision related to the 11% growth in the loan portfolio during the quarter and a slight increase in the credit risk of the lease portfolio. All of the above factors led to a $552,400 or 13% increase in third quarter net interest income after provision for credit losses to $4.7 million.

Non-interest income for the third quarter of fiscal 2015 increased by 55% to $967,200 from $626,100 the year before. This increase was principally due to a $688,800 gain on sale of leases that offset a $363,000 decline in income from leases reaching the end of term during the period. The 2014 third quarter included no gains from sale of leases.

Total interest income for the first nine months of fiscal 2015 increased 13.7% to $16.8 million due to a $2.3 million increase in commercial loan income that offset a $197,700 decrease in finance income. Over the first nine months of fiscal 2015, average commercial loan balances increased 108% to $171.9 million with the average yield down by 25 basis points to 3.70%.  The average investment in leases declined by 6.4% to $310.4 million with an average yield earned up 22 basis points to 4.71%.  Investment interest income for the nine months declined by $96,000, or 8.6%, as average investment balances increased 29% to $50.0 million, but new treasury and mortgage securities replacing  maturing corporate securities resulted in average yields declining by 106 basis points to 2.53%. Average cash balances declined 21% to $52.8 million over the first nine months of fiscal 2015 but yields improved 3 basis points, resulting in overall yields on average cash and investments of $102.8 million declining only 9 basis points to 1.32% for the nine months ended March 31, 2015.

Interest expense paid for the nine months ended March 31, 2015 increased by $497,900, 21.8%, to $2.8 million due to a 19% increase in average deposits and borrowings to $405.5 million while the average rate paid increased 2 basis points to 0.91%. The average rate paid during the first nine months of fiscal 2015 benefitted from increased FHLB borrowings at an average rate of 0.31% that offset an increase in average deposit costs from 0.90% to 0.94%.

During the first nine months of fiscal 2015, the Company made a $775,000 provision for credit losses compared to no provision made during the same period in fiscal 2014. The 2015 provision relates to the 63% growth in the commercial loan portfolio over the nine months and some increased credit risk in the lease portfolio. At March 31, 2015, the allowance for credit losses of $6.1 million, 1.2% of total leases and loans, is consistent with the credit profile of the consolidated portfolio. All of these factors combined for a 6% increase in net interest income after provision for credit losses to $13.2 million.

Non-interest income of $8.2 million for the first nine months of fiscal 2015 was up 93.4% from $4.2 million for the first nine months of fiscal 2014. Non-interest income for the nine months ended March 31, 2015 includes the $2.7 million gain recognized during the second quarter mentioned above. Excluding that income, the increase in non-interest income during the first nine months of 2015 primarily related to a $718,000 increase in gains from sales of leases and a $347,000 securities gain. Income realized from end-of-term leases during the first nine months of fiscal 2015 was up $165,900 from the same period in fiscal 2014.

Non-interest expenses for the third quarter of fiscal 2015 of $2.9 million declined by $59,100, or 2.0%, from the third quarter of the prior year, while non-interest expenses for the first nine months of fiscal 2015 increased by $481,100, or 5.7%, to $8.9 million from $8.4 million reported for the first nine months of the prior year.  The decrease in expenses during the third quarter reflected lower current compensation costs recognized, while the increase for the first nine months of fiscal 2015 reflects a 10% increase in salary and benefit expenses, offset by lower recruiting, general and occupancy expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, “Third quarter results are the outcome of efforts to better utilize our capital through growth in interest earning assets while maintaining a conservative credit profile and prudent investment strategy. While yields continue to be historically low and net interest margins are pinched, the 15.8% growth in net interest income in the third quarter is an improvement.  Lease and loan bookings of $79.5 million for the third quarter of fiscal 2015 were up 31% and included a 270% increase in loan bookings to $40.2 million from $10.9 million the year before. Leases bookings of $39.3 million were down 21% from $50.0 million booked during the 2014 third quarter, while lease purchases of $1.6 million compared to $1.9 million during the third quarter of fiscal 2014. For the nine months ended March 31, 2015, total bookings of $269.5 million were up 42% from $190.2 million the prior year, and included a 3% increase in lease bookings to $157.6 million and a tripling of commercial loan bookings to $111.9 million from $37.4 million during the first nine months of fiscal 2014. Lease purchases during the nine months ended March 31, 2015 of $7.2 million were down from $16.6 million in fiscal 2014. As a result, the net investment in leases and loans of $507.6 million at March 31, 2015 is up 11.4% from June 30, 2014 and 15.7% from March 31, 2014.

“Third quarter lease and loan originations were 13% above the third quarter of fiscal 2014, with nine month originations up 18%.  The increase is due to strength in loan originations, as lease originations for the nine months are down 25% from the prior year. The estimated backlog of approved lease and loan commitments of $122 million at March 31, 2015 is 2% lower than at March 31, 2014 but up from $109.8 million at December 31, 2014.

“The Company’s total assets at March 31, 2015 increased 18.2% from June 30, 2014 to $685.2 million, with stockholders equity of $187.3 million representing 27.3% of total assets. In addition to lease and loan activity noted above, the portfolio of investment securities increased to $72.7 million at March 31, 2015 from $29.3 million at June 30, 2014. The increase during the nine months of fiscal 2015 primarily includes the acquisition of US Treasury notes and U.S. government agency mortgage-backed securities.”

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties.  The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2014 Annual Report on Form 10-K and the 2015 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three months ended			Nine months ended
	March 31,		Percent	March 31,		Percent
	2015	2014	Change	2015	2014	Change

Finance & loan income	$5,421	$4,546	19.2%	$15,737	$13,622	15.5%
Investment interest income	366	303	20.8%	1,021	1,117	(8.6%)
Total interest income	5,787	4,849	19.3%	16,758	14,739	13.7%

Interest expense on deposits & borrowings	1,013	728	39.1%	2,782	2,284	21.8%
Net interest income	4,774	4,121	15.8%	13,976	12,455	12.2%
Provision for credit losses	100	-	0.0%	775	-	0.0%
Net interest income after provision for credit losses	4,674	4,121	13.4%	13,201	12,455	6.0%

Non-interest income
Operating & sales-type lease income	51	383	(86.7%)	252	1,268	(80.1%)
Gain on sale of leases & leased property	787	129	510.1%	4,488	2,589	73.3%
Gain on sale of investment securities	-	-	0.0%	347	-	0.0%
Other fee income	129	114	13.2%	3,092	371	733.4%
Total non-interest income	967	626	54.5%	8,179	4,228	93.4%

Non-interest expenses
Compensation & employee benefits	2,142	2,190	(2.2%)	6,493	5,892	10.2%
Occupancy	158	157	0.6%	475	523	(9.2%)
Professional services	171	146	17.1%	476	446	6.7%
Other general & administrative	441	477	(7.5%)	1,425	1,527	(6.7%)
Total non-interest expenses	2,912	2,970	(2.0%)	8,869	8,388	5.7%

Earnings before income taxes	2,729	1,777	53.6%	12,511	8,295	50.8%

Income taxes	1,051	587	79.0%	4,817	3,090	55.9%

Net earnings	$1,678	$1,190	41.0%	$7,694	$5,205	47.8%

Basic earnings per common share	$0.16	$0.11	41.0%	$0.74	$0.50	47.7%
Diluted earnings per common share	$0.16	$0.11	41.0%	$0.74	$0.50	47.8%

Weighted average common shares outstanding	10,460	10,458		10,460	10,451
Diluted number common shares outstanding	10,460	10,461		10,460	10,454

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	March 31,	June 30,	Percent
	2015	2014	Change
ASSETS
Cash and short term investments	$63,888	$40,122	59.2%
Investment securities	72,728	29,316	148.1%
Net receivables	1,212	680	78.2%
Property for transactions in process	25,618	40,578	(36.9%)
Net investment in leases	296,241	326,608	(9.3%)
Commercial loans	211,363	129,186	63.6%
Income tax receivable	317	1,658	(80.9%)
Other assets	2,193	2,762	(20.6%)
Discounted lease rentals assigned to lenders	11,635	8,640	34.7%
	$685,195	$579,550	18.2%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,389	$4,655	(27.2%)
Income taxes payable, including deferred taxes	12,459	15,284	(18.5%)
Deposits	439,534	355,810	23.5%
Borrowings	26,858	6,858	291.6%
Other liabilities	4,011	4,558	(12.0%)
Non-recourse debt	11,635	8,640	34.7%
Total liabilities	497,886	395,805	25.8%
Stockholders' Equity	187,309	183,745	1.9%
	$685,195	$579,550	18.2%